Exhibit 99.1

News Release Republic First Bancorp, Inc.
August 16, 2022

REPUBLIC FIRST BANCORP, INC. RECEIVES NOTICE OF ADDITIONAL

FILING DELINQUENCY FROM NASDAQ

Philadelphia, PA, August 16, 2022 — Republic First Bancorp, Inc. (NASDAQ: FRBK) ( the “Company”), the holding company for Republic First Bank d/b/a Republic Bank, received written notification from The NASDAQ Stock Market (“Nasdaq”) on August 11, 2022 that the Company is not in compliance with the Nasdaq Listing Rules because the Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the “Quarterly Report”). The Company received an initial notice from Nasdaq, dated April 1, 2022, relating to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) and a notice from Nasdaq, dated May 13, 2022, relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (together with the Quarterly Report, the “Quarterly Reports”). Nasdaq Listing Rule 5250(c)(1) requires Nasdaq-listed companies to timely file all periodic reports.

As reported by the Company in its Notification of Late Filing on Form 12b-25, filed with the Commission on August 16, 2022, and in Current Reports on Form 8-K, filed with the Commission on April 1, 2022 and May 10, 2022, the Audit Committee of the Company’s board of directors (the “Audit Committee”) has engaged Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to advise it and conduct an independent review concerning related party transactions, certain of the Company’s controls, and any associated financial statement and disclosure implications. The review by WilmerHale is complete, and its findings are currently being evaluated by the Company’s Audit Committee and management and by the Company’s independent registered public accounting firm in connection with the audit of the Company’s financial statements as of and for the year ended December 31, 2021. As a result, the Company has not yet filed the Annual Report or the Quarterly Reports, and does not expect to file such reports until the evaluation of the findings of WilmerHale is completed.

This notice from Nasdaq has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Market. As provided in the most recent letter from Nasdaq dated August 11, 2022, the Company has until September 27, 2022, 180 calendar days from the due date of the Annual Report, to regain compliance.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank, which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-four stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores have extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division, which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to regain compliance with the Nasdaq listing requirements or to develop a plan acceptable to Nasdaq for an extension of the 60 day grace period, as well as statements expressing optimism or pessimism about the evaluation of the findings of WilmerHale and future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this Current Report on Form 8-K. For additional factors that could cause results to differ materially from forward-looking statements contained in this press release, see the cautionary language set forth before the “Executive Summary” in Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and the Risk Factors contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

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